CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain confidential information contained in this exhibit was omitted by means of redacting a portion of the text and replacing it with [***]. This exhibit (containing the non-public information) has been filed separately with the Secretary of the Securities and Exchange Commission without redaction pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CREDIT AGREEMENT
by and among
JDA SOFTWARE GROUP, INC.
as Borrower,
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO CAPITAL FINANCE, LLC
as the Agent
Dated as of March 18, 2011

(continued)

(continued)

(continued)

(continued)

Page
17.10 Lender Group Expenses	59
17.11 Survival	59
17.12 Patriot Act	60
17.13 Integration	60

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit I-1	Form of IP Reporting Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of the Loan Parties
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(b)	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 4.25	Immaterial Subsidiaries
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of March 18, 2011, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and JDA SOFTWARE GROUP, INC., a Delaware corporation (“Borrower” ).
          The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Notwithstanding the foregoing, if at any time Borrower determines to use IFRS in lieu of GAAP for financial reporting purposes, Borrower may elect by written notice to Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall, for purposes of this Agreement, thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS, and (b) for periods beginning prior to the date specified in such notice, GAAP; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or any financial covenant or related definition, (i) Borrower shall provide to Agent financial statements and other documents reasonably requested by Agent or any Lender setting forth a reconciliation with respect to such ratio or covenant for periods before giving effect to such election and for periods after giving effect to such election, and (ii) if Borrower, Agent or the Required Lenders shall so request, Agent, the Required Lenders and Borrower shall negotiate in good faith to amend the provisions of this Agreement that are directly affected by such election with the intent of having the respective positions of the Lenders and Borrower after such election conform as nearly as possible to their respective positions as of the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, for the purposes of calculating compliance with the financial covenants of this Agreement, no effect shall be given to any change in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and each of its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the

Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations, or to the Obligations being due and payable on a specified date, shall mean, in each case, the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Whenever the term “Senior Notes Indenture” is used and compliance therewith is required herein, such requirement shall not apply after all of the covenants in the Senior Notes Indenture shall have been defeased or terminated or the Senior Notes paid in full, in each case unless the Indebtedness represented by the Senior Notes has been refinanced as permitted hereunder, in which case the rule of construction set forth in the fourth sentence of this Section 1.4 shall apply.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOANS AND TERMS OF PAYMENT.
     2.1 Revolver Advances.
          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:
               (i) such Lender’s Commitment, or
               (ii) such Lender’s Pro Rata Share of an amount equal to the Maximum Revolver Amount less the sum of (A) the Letter of Credit Usage at such time, plus (B) the principal amount of Swing Loans outstanding at such time.

          (b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
     2.2 Intentionally Omitted.
     2.3 Borrowing Procedures and Settlements.
          (a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request or give rise to a Default or Event of Default.
          (b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.
          (c) Making of Loans.
               (i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make any Advance if it has knowledge that, and no Lender shall have the obligation to make, any Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
               (ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
          (d) Protective Advances.
               (i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, after the occurrence and during the continuance of an Event of Default, Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, and regardless of whether the conditions precedent set forth in Section 3 are or are not satisfied, to make Advances to, or for the benefit of, Borrower on behalf of the Lenders (in an aggregate amount for all such Advances taken together not exceeding $10,000,000 outstanding at any one time) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).
               (ii) Intentionally Omitted.
               (iii) Each Protective Advance shall be deemed to be an Advance hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way. The foregoing to the contrary notwithstanding, to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
          (e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other

Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
               (i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (A) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Protective Advances or Overadvances, and (C) with respect to Borrower’s and its Restricted Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, Overadvances, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans, Overadvances, and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances), and (z) if the amount of the Advances (including Swing Loans, Overadvances, and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, Overadvances and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Overadvances, or Protective Advances and, together with the portion of such Swing Loans, Overadvances or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
               (ii) In determining whether a Lender’s balance of the Advances, Swing Loans, Overadvances, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, Overadvances, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.
               (iii) Between Settlement Dates, Agent, to the extent Protective Advances, Overadvances, or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances, Overadvances, or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances, Overadvances, or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of any Loan Party received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances and Overadvances, and each Lender with respect to the Advances other than Swing Loans, Overadvances, and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
               (iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
          (f) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances and Overadvances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
          (g) Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the earlier of (i) the date on which all other Obligations have been paid in full or (ii) the date on which an Application Event has occurred, to such Defaulting Lender in accordance with Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iv). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the non-Defaulting Lenders, Agent, Issuing Lender, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Agent at its option, or Borrower at its option upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to (1) Agent, and (2) if Agent is arranging for the substitute Lender and no Default or Event of Default has occurred and is continuing, Borrower (provided that the consent of Borrower shall not be unreasonably withheld, delayed or conditioned). In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit), and such Defaulting Lender agrees that, so long as (A) such Defaulting Lender is paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit) and (B) Borrower provides any cash collateral for any Bank Product provided after the effective date of the Assignment and Assumption between such Defaulting Lender and the substitute Lender (the “Lender Substitution Date”), Borrower shall not be in default under the applicable Bank Product Agreement as a result of such Lender and its Affiliate not being a Bank Product Provider under this Agreement with respect to any Bank Product provided after the Lender Substitution Date; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
          (h) Independent Obligations. All Advances (other than Swing Loans, Overadvances, and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
     2.4 Payments; Reductions of Commitments; Prepayments.
          (a) Payments by Borrower.
               (i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
               (ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b) Apportionment and Application.
               (i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and, subject to Section 2.4(b)(iv) and Section 2.4(f), such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
               (ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein in Section 2.3(g), all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
                    (A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
                    (B) second, to pay any fees or premiums, if any, then due to Agent under the Loan Documents until paid in full,
                    (C) third, to pay interest due in respect of all Protective Advances until paid in full,
                    (D) fourth, to pay the principal of all Protective Advances until paid in full,
                    (E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
                    (F) sixth, ratably, to pay any fees or premiums, if any, then due to any of the Lenders under the Loan Documents until paid in full,
                    (G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
                    (H) eighth, to pay the principal of all Swing Loans until paid in full,
                    (I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,
                    (J) tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) ratably to the Bank Product Providers based upon the amount then certified by the applicable Bank Product Providers to

Agent (in form and substance satisfactory to Agent) with the reasonable consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) to be due and payable to such Bank Product Providers on account of Bank Product Obligations of the Loan Parties owing to such Bank Product Providers; provided, that if there is a dispute as to such amount between Borrower and the applicable Bank Product Provider, then the consent of Borrower shall not be required and the amount paid to the Bank Product Providers pursuant to this Section 2.4(b)(ii)(J)(iii) shall be the amount then certified by the applicable Bank Product Providers to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations of the Loan Parties owing to such Bank Product Providers,
                    (K) eleventh, to pay any other Obligations (including being paid, ratably to the Bank Product Providers on account of all amounts then due and payable, if any, in respect of other Bank Product Obligations not included in clause (J)(iii) above, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and
                    (L) twelfth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
               (iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
               (iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
               (v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
               (vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
          (c) Reduction of Commitments. The Commitments shall terminate on the Maturity Date. Borrower may reduce the Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (i) the Revolver Usage as of such date, plus (ii) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (iii) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent and shall be irrevocable; provided that, with respect to reductions of the Commitments to zero, (i) Borrower may rescind notices of reduction on no more than two occasions (in the aggregate together with rescissions made pursuant to Section 3.5) during the term of the Agreement by providing to Agent written notice of such rescission by 9:00 a.m. (California time) on the date set forth in the applicable notice as the date of reduction of the Commitments, and (ii) Borrower may extend the date of reduction of the Commitments at any time with the consent of Agent (such consent not to be unreasonably withheld or delayed). Once reduced, the Commitments may not be increased. Each such reduction of the Commitments shall reduce the Commitments of each Lender proportionately in accordance with its ratable share thereof.
          (d) Optional Prepayments.
               (i) Advances. Borrower may repay the principal of any Advance at any time in whole or in part, without premium or penalty.
               (ii) Intentionally Omitted.
          (e) Asset Disposition Mandatory Prepayments. Within 1 Business Day of the date of receipt by Borrower or any of its Restricted Subsidiaries (other than Foreign Subsidiaries of Borrower; provided that the Net Cash Proceeds received by such Foreign Subsidiaries are not permitted under any applicable law to be transferred to the United States or the transfer of the Net Cash Proceeds could reasonably be expected to result in adverse tax consequences to Borrower and its Subsidiaries) of Net Cash Proceeds in excess of $10,000,000 in any fiscal year of any disposition by Borrower or any of its Restricted Subsidiaries of assets (excluding dispositions which qualify as Permitted Dispositions under clauses (a) — (k) and (m) of the definition of “Permitted Dispositions”), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such dispositions; provided that, so long as (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (ii) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (iii) Borrower and its Restricted Subsidiaries, as applicable, complete such replacement, purchase, or construction within 365 days after the initial receipt of such monies, then such Net Cash Proceeds shall not be required to be applied on such date to the extent that they are applied to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful to the business of Borrower or its Restricted Subsidiaries. Nothing contained in this Section 2.4(e) shall permit Borrower or any of its Restricted Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4 or to make Acquisitions other than in accordance with Section 6.3.
          (f) Application of Payments. Each prepayment pursuant to Section 2.4(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full (with a corresponding permanent reduction in the Maximum Revolver Amount), and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
     2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrower shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

     2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
          (a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
               (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
               (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
          (b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,
               (i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
               (ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
          (d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time (i) upon 3 Business Days prior notice to Borrower, to charge all interest, Letter of Credit fees, all fees provided for in Section 2.10(a) or 2.10(b) and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), and all other payment obligations (excluding the payment obligations described in clause (ii) below) as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and, initially, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans, and (ii) upon 10 Business Days prior notice to Borrower, to charge all fees and costs provided for in Section 2.10(c) and any other Lender Group Expenses (as and when accrued or incurred) (excluding Lender Group Expenses set forth in clause (j) of the definition of “Lender Group Expenses”, which are covered in clause (i) above) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and, initially, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereupon constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
          (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that the per annum interest rate with respect to Base Rate Loans shall be calculated on the basis of a year of 365/366 days and the actual number of days elapsed in the period during which the interest accrues. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     2.7 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
     2.8 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
     2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
     2.10 Fees. Borrower shall pay to Agent,
          (a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter;

          (b) for the ratable account of those Lenders with Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to the Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof); and
          (c) the fees and charges required to be paid by Borrower pursuant to Section 5.7.
     2.11 Letters of Credit.
          (a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrower that Borrower is and shall be deemed to be the applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the proposed expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrower or its Restricted Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if either of the following would result after giving effect to the requested issuance:
               (i) the Letter of Credit Usage would exceed $50,000,000, or
               (ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).
          Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
          (b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrower had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment, renewal or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of the Issuing Lender or the Lenders with Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Commitment, and each Lender with a Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section 2.11(b), such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
          (c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
          (d) The obligation of Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or an other Loan Document,
               (ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,
               (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,
               (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,
               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any of its Subsidiaries, or
               (vi) the fact that any Event of Default shall have occurred and be continuing.
          (e) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
          (f) Borrower acknowledges and agrees that any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
          (g) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or

(ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
               (ii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrower shall not be required to provide any compensation pursuant to this Section 2.11(g) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
     2.12 LIBOR Option.
          (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.
          (b) LIBOR Election.
               (i) Borrower may, at any time and from time to time, so long as Borrower has not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrower to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section 2.12(b) shall be made by delivery to Agent of a

LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
               (ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.
               (iii) Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
          (c) Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower’s and its Restricted Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
          (d) Special Provisions Applicable to LIBOR Rate.
               (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
               (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so. Notwithstanding anything to the contrary herein, it is understood and agreed that the Dodd—Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.
          (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
     2.13 Capital Requirements.
          (a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding anything to the contrary herein, it is understood and agreed that the Dodd—Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.
          (b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
     2.14 Accordion.
          (a) At any time during the period from and after the Closing Date through the date that is the 4 year anniversary of the Closing Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Commitments (it being understood that no Lender shall be obligated to increase its Commitments and may refuse to increase its Commitments for any reason or no reason at all) in connection with a proposed Increase, and if sufficient Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Agent and Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $10,000,000 and integral multiples of $5,000,000 in excess thereof. In no event may the Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than 4 occasions.
          (b) Each of the following shall be conditions precedent to any Increase of the Commitments and the Maximum Revolver Amount:
               (i) Agent or Borrower has obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Increase and any prospective lenders, Borrower and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such prospective lenders, Borrower, and Agent are party,
               (ii) each of the conditions precedent set forth in Section 3.2 are satisfied,
               (iii) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations (all in form satisfactory to Agent), evidencing compliance on a pro forma basis (after giving effect to the applicable Increase) with Sections 5.16 and 7 for the fiscal quarter most recently ended for which financial statements were required to be delivered pursuant to Section 5.1, and
Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Commitments with respect to the interest margins applicable to Advances made pursuant to the increased Commitments (which interest margins may be with respect to Advances made pursuant to the increased Commitments, higher than or equal to, but not less than, the interest margins applicable to Advances set forth in this Agreement immediately prior to the date of the increased Commitments (the date of the increased

Commitments and the Maximum Revolver Amount, the “Increase Date”)), and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrower and the Lenders or prospective lenders agreeing to the increased Commitments, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins for the Advances to be made pursuant to the increased Commitments). Anything to the contrary contained herein notwithstanding, if the interest margins that are to be applicable to Advances made pursuant to the increased Commitments are higher than the interest margins set forth in this Agreement for Advances immediately prior to the applicable Increase Date (the amount by which the interest margins are higher, the “Excess”), then the interest margins applicable to Advances immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.
          (c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Commitments and Maximum Revolver Amount pursuant to this Section 2.14.
          (d) Each of the Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Advances and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Shares after giving effect to such increased Commitments.
          (e) The Advances, Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Advances, Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Lien and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Commitments and Maximum Revolver Amount.
3. CONDITIONS; TERM OF AGREEMENT; UNRESTRICTED SUBSIDIARIES.
     3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1. Agent, each Lender, and Borrower each acknowledges and agrees that the requirements set forth on Schedule 3.1 have been satisfied.
     3.2 Conditions Precedent to Extensions of Credit Subsequent to the Closing Date. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) subsequent to the Closing Date shall be subject to the following conditions precedent:
          (a) the representations and warranties of Borrower and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
     3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
     3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
     3.5 Early Termination by Borrower. Borrower has the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations in full on the date set forth as the date of termination of this Agreement in such notice. The foregoing notwithstanding, (a) Borrower may rescind termination notices on two occasions (in the aggregate together with rescissions made pursuant to Section 2.4(c)) during the term of this Agreement by providing to Agent written notice of such rescission by 9:00 a.m. (California time) on the date set forth in such termination notice as the date of termination of this Agreement, and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
     3.6 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).
     3.7 Unrestricted Subsidiaries.
          (a) The Board of Directors of Borrower may at any time designate any Subsidiary of Borrower (other than any Loan Party) to be an Unrestricted Subsidiary if no Default or Event of Default has occurred and is continuing or would result therefrom. If a Subsidiary of Borrower is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments of Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 6.9 or under one or more clauses of the definition of Permitted Investments, as determined by Borrower, by an amount equal to the amount of such Investment. The designation of a Subsidiary of Borrower as an Unrestricted Subsidiary shall only be permitted if the Investment would be permitted by this Agreement at the time of designation and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Additionally, no Subsidiary of Borrower may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any Senior Note Document or any Refinancing Indebtedness incurred to refinance such Indebtedness. Any designation of a Subsidiary of Borrower as an Unrestricted Subsidiary shall be evidenced to Agent by Borrower submitting to Agent a certified copy of a resolution of the Board of Directors of Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the requirements and conditions set forth in this clause (a) and was permitted by Section 6.9. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary and Liens on such Subsidiary’s assets shall be deemed to be incurred by a Restricted Subsidiary of Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.1 or such Liens are not permitted to be incurred as of such date under Section 6.2, an Event of Default shall immediately arise.
          (b) The Board of Directors of Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Borrower; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and the incurrence of Liens on the assets of a Restricted Subsidiary of Borrower of any Liens on such Unrestricted Subsidiary’s assets, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 6.1 and such Liens are permitted under Section 6.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom.
4. REPRESENTATIONS AND WARRANTIES.
          In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     4.1 Due Organization and Qualification; Subsidiaries.
          (a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
          (b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized capital Stock of each Loan Party and each of its Material Subsidiaries (other than Foreign Subsidiaries of a Material Subsidiary that is a CFC), by class and, as of the Closing Date, the number and the percentage of the issued and outstanding shares of each such class of capital Stock owned directly or indirectly by any other Loan Party. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or its Material Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party nor any of its Material Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
     4.2 Due Authorization; No Conflict.
          (a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
          (b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Restricted Subsidiaries, the Governing Documents of any Loan Party or its Restricted Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Restricted Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Restricted Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change.
     4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date, and (iii) registrations, consents, approvals, notices, or other actions, the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Change.
     4.4 Binding Obligations; Perfected Liens.
          (a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
          (b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title and (ii) in respect of any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, and the recordation of any mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are nonconsensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
     4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to

(in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
     4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
          (a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (b) The chief executive office of each Loan Party is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (c) Each Loan Party’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
          (d) As of the Closing Date, no Loan Party holds any commercial tort claims that are, on an individual basis, in excess of, or could, on an individual basis, reasonably be expected to result in awards in excess of, $1,000,000, except as set forth on Schedule 4.6(d).
     4.7 Litigation.
          (a) There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
          (b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties or their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
     4.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
     4.9 Financial Statements; No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since September 30, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.

     4.10 Fraudulent Transfer.
          (a) Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
          (b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
     4.11 Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
     4.12 Environmental Condition. Except as set forth on Schedule 4.12, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Restricted Subsidiaries’ properties or assets has ever been used by a Loan Party, its Restricted Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Restricted Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Restricted Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Restricted Subsidiaries, and (d) no Loan Party nor any of its Restricted Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
     4.13 Intentionally Omitted .
     4.14 Leases. Each Loan Party and its Restricted Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Restricted Subsidiaries exists under any of them.
     4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Restricted Subsidiaries’ Deposit Accounts and Securities Accounts (other than Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Loan Parties’ or their Subsidiaries’ employees), including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of such Deposit Accounts or Securities Accounts maintained with such Person.
     4.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

The Projections delivered to Agent on February 10, 2011 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).
     4.17 Intentionally Omitted.
     4.18 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
     4.20 Payment of Taxes. Except with respect to (a) current and future tax controversies relating to Borrower’s and its Subsidiaries’ operations in the Republic of India (the “Indian Tax Controversies”) pursuant to which the nonpayment of any taxes could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, or (b) taxes or assessments that do not exceed $1,000,000 in the aggregate, all tax returns and reports of each Loan Party and its Restricted Subsidiaries required to be filed by any of them have been timely filed (after giving effect to any duly filed extension), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Restricted Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Restricted Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower does not know of any proposed tax assessment against a Loan Party or any of its Restricted Subsidiaries that is not being actively contested by such Loan Party or such Restricted Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     4.21 Margin Stock. No Loan Party nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
     4.22 Governmental Regulation. No Loan Party nor any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a

“principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.23 OFAC. No Loan Party nor any of its Restricted Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Restricted Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     4.24 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened in writing against Borrower or its Restricted Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against Borrower or its Restricted Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Restricted Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Borrower or its Restricted Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Restricted Subsidiaries. Neither Borrower nor any of its Restricted Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from Borrower or its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
     4.25 Immaterial Subsidiaries. Set forth on Schedule 4.25 (as updated from time to time) is a true and complete list of all of the Immaterial Subsidiaries.
5. AFFIRMATIVE COVENANTS.
          Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each Loan Party shall comply with each of the following covenants and shall cause each of its Subsidiaries to comply with each of the following covenants applicable to such Subsidiary:
     5.1 Financial Statements, Reports, Certificates. The Loan Parties shall deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower. In addition, Borrower agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments).
     5.2 Collateral Reporting. The Loan Parties shall provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein.
     5.3 Existence. Each Loan Party and each of its Restricted Subsidiaries shall, except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, Licenses and permits material to its business; provided, however, that no Loan Party nor any of its Restricted Subsidiaries shall be required to preserve any such right or franchise, Licenses or permits if such Person’s

Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
     5.4 Maintenance of Properties. Each Loan Party and each of its Restricted Subsidiaries shall maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.
     5.5 Taxes. Each Loan Party and each of its Restricted Subsidiaries shall cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Restricted Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except (i) in relation to the Indian Tax Controversies as to which the nonpayment of any taxes could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (ii) with respect to taxes and assessments that do not exceed $1,000,000 in the aggregate, and (iii) to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and, in any such case, so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Each Loan Party will and will cause each of its Restricted Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Loan Party and its Restricted Subsidiaries have made such payments or deposits..
     5.6 Insurance. At Borrower’s expense, the Loan Parties shall maintain insurance respecting each of the Loan Parties’ and their Restricted Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Loan Parties also shall maintain (with respect to each of the Loan Parties and their Restricted Subsidiaries) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $2,500,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

     5.7 Inspection. If as of any date of determination Average Revolver Usage is greater than or equal to $40,000,000 for the immediately preceding 30-day period or an Event of Default has occurred and is continuing, each Loan Party and each of its Subsidiaries shall permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct audits, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower; provided, however, that if no Event of Default shall have occurred and be continuing, Agent may perform no more than 1 audit or inspection of the Loan Parties and their Subsidiaries during any calendar year and no more than 1 business/recurring revenue valuation of the Loan Parties and their Subsidiaries during any calendar year. In connection with the foregoing, if an Event of Default has occurred and is continuing, Borrower shall pay to Agent audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (a) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each audit of the Loan Parties and their Subsidiaries performed by personnel employed by Agent, and (b) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform audits of the Loan Parties or their Subsidiaries, or to assess the Loan Parties or their Subsidiaries’ business/recurring revenue valuation.
     5.8 Compliance with Laws. Each Loan Party and each of its Subsidiaries shall comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     5.9 Environmental.
          (a) Each Loan Party and each of its Restricted Subsidiaries shall keep any property either owned or operated by any Loan Party or any of it Restricted Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
          (b) Each Loan Party and each of its Restricted Subsidiaries shall comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
          (c) Each Loan Party and each of its Restricted Subsidiaries shall promptly notify Agent of any release of which it has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or one of its Restricted Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
          (d) Each Loan Party and each of its Restricted Subsidiaries shall promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any of its Restricted Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Restricted Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority in respect of any Loan Party or any of its Restricted Subsidiaries.
     5.10 Disclosure Updates. Each Loan Party and each of its Subsidiaries shall promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
     5.11 Formation of Subsidiaries.
          (a) At the time that (i) any Loan Party forms any direct or indirect Restricted Subsidiary that, after giving effect to such formation, would constitute a Material Subsidiary (calculated as if it had been formed on the first day of the most recent trailing 12-month period), (ii) any Loan Party acquires any direct or indirect Restricted Subsidiary after the Closing Date that, after giving effect to such acquisition, would constitute a Material Subsidiary (calculated as if it had been formed on the first day of the most recent trailing 12-month period), (iii) any Restricted Subsidiary of a Loan Party existing on the Closing Date that is not a Guarantor (other than Manugistics, which is addressed in clause (b) below) becomes a Material Subsidiary, or (iv) any Unrestricted Subsidiary becomes a Restricted Subsidiary, such Loan Party shall (A) within 30 days of such formation or acquisition or within 30 days of the date that such Restricted Subsidiary becomes a Material Subsidiary or such Unrestricted Subsidiary becomes a Restricted Subsidiary (in each case, or such later date as permitted by Agent in its sole discretion), the Loan Parties shall cause any such Restricted Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a Fair Market Value of at least $5,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Restricted Subsidiary); provided that the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Restricted Subsidiary of Borrower that is a CFC if providing such documents would result in adverse tax consequences to Borrower and its Restricted Subsidiaries or would result in costs to Borrower and its Restricted Subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by Agent in its reasonable discretion, (B) within 30 days of such formation or acquisition or within 30 days of the date that such Restricted Subsidiary becomes a Material Subsidiary or such Unrestricted Subsidiary becomes a Restricted Subsidiary (in each case, or such later date as permitted by Agent in its sole discretion), the applicable Loan Party shall provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Restricted Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding Voting Stock of any first tier Restricted Subsidiary of any Loan Party that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences to Borrower and its Restricted Subsidiaries or would result in costs to Borrower and its Restricted Subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by Agent in its reasonable discretion (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Restricted Subsidiary), and (C) within 30 days of such formation or acquisition or within 30 days of the date that such Restricted Subsidiary becomes a Material Subsidiary or such Unrestricted Subsidiary becomes a Restricted Subsidiary (in each case, or such later date as permitted by Agent in its sole discretion), the Loan Parties shall provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11(a) shall be a Loan Document.
          (b) If Manugistics is not merged with and into Borrower, with Borrower as the survivor of such merger, on or before September 18, 2011 pursuant to a merger permitted hereunder or consented to by the Required Lenders, then upon the reasonable request of Agent, the Loan Parties shall execute or deliver to Agent any and all security agreements, pledges, assignments (excluding intellectual property assignments), endorsements of certificates of title, mortgages, deeds of trust, or opinions of counsel that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Manugistics (but excluding leased real property, any fee interest of Manugistics in Real Property with a fair market value of less than $5,000,000, or any assets that are expressly excluded from the Collateral pursuant to the Security Agreement).
     5.12 Further Assurances. Each Loan Party and each of its Restricted Subsidiaries shall at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments (excluding intellectual property assignments), endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each Loan Party and its Restricted Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (but excluding leased real property, assets owned by any Immaterial Subsidiaries, or any assets that are expressly excluded from the Collateral pursuant to the Security Agreement), to create and perfect Liens in favor of Agent in any fee interest in Real Property acquired by any Loan Party or its Restricted Subsidiaries after the Closing Date with a fair market value in excess of $5,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Restricted Subsidiary of a Loan Party that is a CFC if providing such documents would result in adverse tax consequences to Borrower and its Restricted Subsidiaries or would result in costs to Borrower and its Restricted Subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by Agent in its reasonable discretion. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Restricted Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Loan Parties and all of the outstanding capital Stock of Borrower’s Restricted Subsidiaries (other than Immaterial Subsidiaries); provided that only 65% of the outstanding Voting Stock of any such Subsidiary that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences to Borrower and its Restricted Subsidiaries or would result in costs to Borrower and its Restricted Subsidiaries that are disproportionately large in relation to the benefit to Lenders, as determined by Agent in its reasonable discretion.
     5.13 Lender Meetings. The Loan Parties shall within 90 days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and its Subsidiaries and the Projections delivered for the current fiscal year of Borrower.
     5.14 Intentionally Omitted.
     5.15 Intentionally Omitted.
     5.16 Liquidity. The Loan Parties and their Restricted Subsidiaries shall maintain Availability plus Qualified Cash of at least $25,000,000 at all times (the “Liquidity Requirement”); provided, however, that if either of the following has occurred, the Liquidity Requirement shall be reduced to $0: (a) a Resolution of the Dillard’s Litigation has occurred, or (b) the Dillard’s Judgment is reversed by the Court of Appeals for the Fifth District of Texas and a new trial is ordered by the Court of Appeals for the Fifth District of Texas; provided, further, however, that if the Liquidity Requirement is reduced to $0 as a result of the occurrence of the foregoing clause (b), the Liquidity Requirement shall be increased to $25,000,000 immediately upon the entry of any judgment in excess of $50,000,000 against any Loan Party (it being understood that if the

Liquidity Requirement is increased to $25,000,000 as a result of the entry of a judgment against any Loan Party in excess of $50,000,000 in connection with the Dillard’s Litigation pursuant to this proviso, it shall be reduced to $0 upon the occurrence of a Resolution of the Dillard’s Litigation).
     5.17 Hedge Agreements. Each Loan Party and each of its Restricted Subsidiaries shall offer WFCF (or one or more of its Affiliates) the opportunity to bid for certain interest rate protection agreements and currency hedge agreements to be entered into by a Loan Party or one of its Restricted Subsidiaries, such opportunities to be selected by such Loan Party or Restricted Subsidiary in its sole discretion from time to time.
6. NEGATIVE COVENANTS.
     Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following applicable to such Subsidiary:
     6.1 Indebtedness; Preferred Stock.
          (a) No Loan Party nor any of its Restricted Subsidiaries shall create, incur, issue, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable, contingently or otherwise, with respect to any Indebtedness (including Acquisition Debt), except for Permitted Indebtedness. Borrower will not issue any Prohibited Preferred Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that Borrower’s Restricted Subsidiaries may issue preferred stock to Borrower or to any of its Restricted Subsidiaries provided (i) any subsequent issuance or transfer of Stock that results in any such preferred stock being held by a Person other than Borrower or one of its Restricted Subsidiaries, or (ii) any sale or other transfer of any such preferred stock to a Person that is not Borrower or one of its Restricted Subsidiaries, will be deemed, in each case, to constitute an issuance of preferred stock by one of Borrower’s Restricted Subsidiaries that is not permitted pursuant to this Section 6.1.
          (b) No Loan Party shall incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of a Loan Party unless such Indebtedness is also contractually subordinated in right of payment to the Obligations and the Indebtedness represented by the Senior Notes (including any guarantees thereof) on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis. Nothing contained in this Section 6.1(b) shall permit any Loan Party or any of its Restricted Subsidiaries to incur Indebtedness that is not Permitted Indebtedness.
     6.2 Liens. No Loan Party nor any of its Restricted Subsidiaries shall create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
     6.3 Restrictions on Fundamental Changes.
          (a) No Loan Party nor any of its Restricted Subsidiaries shall directly or indirectly consolidate or merge with or into another Person (whether or not such Loan Party or Restricted Subsidiary is the surviving company) unless:
               (i) such transaction constitutes a “Permitted Acquisition”;
               (ii) either: (A) such Loan Party is the surviving company; or (B) the Person formed by or surviving any such consolidation or merger (if other than such Loan Party) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Obligations is a corporation organized or existing under any such laws;
               (iii) the Person formed by or surviving any such consolidation or merger (if other than such Loan Party) assumes all of the Obligations of such Loan Party under the Loan Documents pursuant to agreements reasonably satisfactory to Agent;
               (iv) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and
               (v) such transaction is not prohibited by the Senior Notes Indenture.
          Clauses (i) and (iv) of this Section 6.3(a) shall not apply to (1) any merger or consolidation between Borrower and any of its Restricted Subsidiaries for any purpose; or (2) any merger or consolidation of Borrower with or into an Affiliate solely for the purpose of reincorporating Borrower in another jurisdiction in the United States or the District of Columbia so long as Borrower provides Agent with at least 10 Business Days prior written notice thereof.
          Upon any consolidation or merger in a transaction that is subject to, and that complies with the provisions of, Section 6.3(a), the successor Person formed by such consolidation or into or with which such Loan Party is merged shall succeed to, and be substituted for (so that from and after the date of such consolidation or merger, the provisions of the Loan Documents referring to such Loan Party shall refer instead to the successor Person and not to such Loan Party), and may exercise every right and power of such Loan Party under the Loan Documents with the same effect as if such successor Person had been named as such Loan Party herein or therein; provided, however, that the predecessor Loan Party shall not be relieved from the obligation to pay the Obligations.
          (b) No Loan Party nor any of its Restricted Subsidiaries shall liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or its wholly-owned Restricted Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Restricted Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Restricted Subsidiary of any Loan Party that is not a Loan Party (other than any such Restricted Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Restricted Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving, or
          (c) No Loan Party nor any of its Restricted Subsidiaries shall suspend or go out of a substantial portion of its business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.
          (d) No Loan Party nor any of its Restricted Subsidiaries shall reorganize or recapitalize or reclassify its Stock.
     6.4 Disposal of Assets . No Loan Party nor any of its Restricted Subsidiaries shall convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of such Loan Party’s or such Restricted Subsidiaries’ assets other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9.
     6.5 Change Name. No Loan Party nor any of its Restricted Subsidiaries shall change its name, organizational identification number, state of organization or organizational identity; provided, however, that any Loan Party or one of its Restricted Subsidiaries may change its name upon at least 10 days prior written notice to Agent of such change.

     6.6 Nature of Business. No Loan Party nor any of its Restricted Subsidiaries shall engage in any business other than Permitted Businesses, except to such extent as would not be material to Borrower and its Subsidiaries taken as a whole.
     6.7 Amendments. No Loan Party nor any of its Restricted Subsidiaries shall directly or indirectly, amend, modify, or change any of the terms or provisions of: (a) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness (other than (i) the Obligations in accordance with this Agreement, and (ii) Indebtedness permitted under clauses (c), (e), (f) and (h) of the definition of “Permitted Indebtedness”), or (b) the Governing Documents of any Loan Party or any of its Restricted Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
     6.8 Change of Control. No Loan Party nor any of its Subsidiaries shall cause, permit, or suffer, directly or indirectly, any Change of Control.
     6.9 Restricted Payments. No Loan Party nor any of its Restricted Subsidiaries shall directly or indirectly:
          (a) declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any of its Restricted Subsidiaries’ Stock (including any payment in connection with any merger or consolidation involving Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of Borrower’s or any of its Restricted Subsidiaries’ Stock in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) of Borrower and dividends or distributions payable to Borrower or a Restricted Subsidiary of Borrower);
          (b) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Stock of Borrower;
          (c) make any payment or prepayment of principal, interest or premium, if any, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower or any of its Restricted Subsidiaries that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among the Loan Parties that is permitted under the Agreement (but subject to the Intercompany Subordination Agreement)) prior to scheduled maturity, scheduled payment, scheduled repayment or scheduled sinking fund thereof;
          (d) make any payment or prepayment of principal, interest or premium, if any, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness represented by the Senior Notes prior to scheduled maturity, scheduled payment, scheduled repayment or scheduled sinking fund thereof; or
          (e) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, with respect to Restricted Payments described in clauses (a), (b), (c), or (e) above, at the time of and after giving effect to such Restricted Payment:
               (i) such Restricted Payment is permitted pursuant to applicable law and the Senior Notes Indenture;
               (ii) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
               (iii) the Resolution of the Dillard’s Litigation has occurred;

               (iv) Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of the Senior Notes Indenture; and
               (v) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrower and its Restricted Subsidiaries since the Senior Notes Closing Date (excluding Restricted Payments permitted pursuant to clauses (ii), (iii), (iv), (v), (vi), (viii), (ix), or (x) of clause (f) of this Section 6.9), is less than the sum, without duplication, of:
                    (A) 50% of the Net Income of Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Senior Notes Closing Date to the end of Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, less 100% of such deficit); plus
                    (B) 100% of the aggregate net proceeds, including Cash Equivalents and the Fair Market Value of the equity of a Person or assets used in or constituting a Permitted Business (so long as such equity or assets are used by or become a Restricted Subsidiary) received by Borrower since the Senior Notes Closing Date as a contribution to its common equity capital or from the issue or sale of Qualifying Stock of Borrower or from the issue or sale of convertible or exchangeable Prohibited Preferred Stock of Borrower or convertible or exchangeable debt securities of a Loan Party, in each case to the extent (1) not prohibited hereunder and (2) that (I) such Prohibited Preferred Stock or securities have been converted into or exchanged for such Qualifying Stock of Borrower or (II) the amount of Indebtedness represented by such Prohibited Preferred Stock or securities has been reduced upon such conversion or exchange for Qualifying Stock of Borrower (in each case other than Qualifying Stock and convertible or exchangeable Prohibited Preferred Stock or debt securities sold to a Subsidiary of Borrower); plus
                    (C) to the extent that any Restricted Investment that was made after the Senior Notes Closing Date is (1) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (2) made in an entity that subsequently becomes a Restricted Subsidiary of Borrower that is a Guarantor, the return of capital with respect to such Restricted Investment, less the cost of disposition (if any); plus
                    (D) to the extent that any Unrestricted Subsidiary of Borrower designated as such after the date of this Agreement is redesignated as a Restricted Subsidiary after the date of this Agreement, the net reduction of Investments (valued as provided in the definition of “Investment”) with respect to such Unrestricted Subsidiary; plus
                    (E) 100% of any dividends received in cash by Borrower or a Restricted Subsidiary after the Senior Notes Closing Date from an Unrestricted Subsidiary of Borrower, to the extent that such dividends were not otherwise included in the Net Income of Borrower for such period.
          (f) The provisions of Sections 6.9(a) — (e) hereof will not prohibit any of the following to the extent that they are permitted under the Senior Notes Indenture:
               (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have been permitted pursuant to this Agreement;
               (ii) the making of any Restricted Payment in exchange for, or out of or with the proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of, Stock of Borrower (other than Prohibited Preferred Stock) or from the substantially concurrent contribution of common equity capital to Borrower; provided that the amount of any such proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Stock for purposes of Section 6.9(e)(v)(B);
               (iii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Borrower to the holders of its Stock on a pro rata basis;
               (iv) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Loan Party with the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness that constitutes Permitted Indebtedness;
               (v) so long as no Default or Event of Default has occurred and is continuing and the Resolution of the Dillard’s Litigation has occurred, the repurchase, redemption or other acquisition or retirement for value of any Stock of Borrower or any Restricted Subsidiary of Borrower held by any current or former officer, director or employee of Borrower or any of its Restricted Subsidiaries upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash price paid for all such repurchased, redeemed, acquired or retired Stock may not exceed $10,000,000 in any fiscal year;
               (vi) the repurchase of Stock deemed to occur upon the exercise of stock options to the extent such Stock represent a portion of the exercise price of those stock options, and repurchases of Stock deemed to occur upon the withholding of a portion of the Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);
               (vii) the prepayment, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness represented by the Senior Notes so long as (A) no Default or Event of Default shall have occurred and be continuing, and (B) either (1) the Resolution of the Dillard’s Litigation has occurred or (2) the Dillard’s Judgment is reversed by a court of competent jurisdiction and a new trial is ordered; provided that in respect of the foregoing clause (2), if a judgment in excess of $100,000,000 is entered against i2 after such new trial, the Indebtedness represented by the Senior Notes may not at any time be prepaid, repurchased, redeemed, defeased, acquired or retired for value from and after the date of entry of such judgment;
               (viii) payments of cash, dividends, distributions, advances or other Restricted Payments by Borrower or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants or (B) the conversion or exchange of Capital Stock of any such Person;
               (ix) so long as the Resolution of the Dillard’s Litigation has occurred and no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $50,000,000; and
               (x) the repurchase by Borrower of up to $10,000,000 of its Stock per fiscal year so long as (A) no Default or Event of Default has occurred and is continuing, and (B) the proceeds of Advances are not used to make the repurchase.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.9 will be determined by the Board of Directors of Borrower whose resolution with respect thereto will be delivered to Agent.

     6.10 Accounting Methods. No Loan Party nor any of its Subsidiaries shall directly or indirectly modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
     6.11 Controlled Investments. Other than (a) an aggregate amount of not more than $500,000 at any one time, in the case of the Loan Parties and their Subsidiaries (other than those Subsidiaries that are CFCs and other than in respect of Excluded Deposit Accounts and Excluded Securities Accounts), (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Loan Parties’ or their Subsidiaries’ employees, and (c) an aggregate amount of not more than $50,000,000 (calculated at exchange rates in effect on any date of determination) at any one time, in the case of Subsidiaries of the Loan Parties that are CFCs or in the case of Excluded Deposit Accounts and Excluded Securities Accounts, from and after the date that is 90 days after the Closing Date, no Loan Party nor any of its Subsidiaries shall make, acquire, or permit to exist Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless the applicable Loan Party or the applicable Subsidiary of a Loan Party and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Investments; provided that the foregoing restriction shall not be applicable to Subsidiaries of the Loan Parties that are CFCs or with respect to Excluded Deposit Accounts and Excluded Securities Accounts so long as Borrower and its Subsidiaries have Availability plus Qualified Cash in excess of $75,000,000; provided further that, if, as of any date of determination, (i) Permitted Investments in Deposit Accounts and Securities Accounts of CFCs, Excluded Deposit Accounts, and Excluded Securities Accounts that are not subject to Control Agreements in favor of Agent are in excess of $50,000,000 (calculated at exchange rates in effect on any date of determination), and (ii) Borrower and its Subsidiaries have Availability plus Qualified Cash of $75,000,000 or less, and if such Permitted Investments in excess of $50,000,000 are deposited in a Deposit Account or Securities Account subject to a Control Agreement in favor of Agent within 30 days of such date, Borrower and its Subsidiaries shall be deemed to be in compliance with the foregoing Section 6.11(c). Except as otherwise provided in the foregoing sentence, from and after the date that is 90 days after the Closing Date, no Loan Party shall establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
     6.12 Transactions with Affiliates. No Loan Party nor any of its Restricted Subsidiaries shall directly or indirectly make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1,000,000, unless:
          (a) the Affiliate Transaction is on terms that are no less favorable to such Loan Party or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Loan Party or such Restricted Subsidiary with an unrelated Person; and
          (b) Borrower delivers to Agent:
               (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of such Loan Party or such Restricted Subsidiary set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) of this Section 6.12 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of such Loan Party or such Restricted Subsidiary; and
               (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15,000,000, an opinion as to the fairness to such Loan Party or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Sections 6.12(a) and (b) hereof:
                    (A) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by any Loan Party or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
                    (B) transactions between or among Borrower or its Restricted Subsidiaries;
                    (C) transactions with a Person (other than an Unrestricted Subsidiary of Borrower) that is an Affiliate of Borrower solely because Borrower owns, directly or through a Restricted Subsidiary, an Investment in, or controls, such Person;
                    (D) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) or other compensation (in cash or otherwise) of officers, directors, employees or consultants of any Loan Party or any of its Restricted Subsidiaries;
                    (E) any issuance of Stock (other than Prohibited Preferred Stock) of Borrower to Affiliates of Borrower;
                    (F) Restricted Payments that do not violate Section 6.9;
                    (G) loans or advances to employees in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding;
                    (H) the performance of any agreement as in effect on the Closing Date or the consummation of any transaction contemplated thereby (including pursuant to any amendment thereto as long as any such amendment is not materially adversely disadvantageous to the Lenders);
                    (I) any transaction with an Affiliate where the only consideration paid by any Loan Party or any Restricted Subsidiary is Stock (other than Prohibited Preferred Stock) (and any payments of cash in lieu of delivering fractional shares in connection therewith); and
                    (J) any transaction with a joint venture in which Borrower or a Restricted Subsidiary is a joint venturer and no other Affiliate is a joint venturer, or with any Subsidiary thereof or other joint venturer therein, pursuant to the joint venture agreement or related agreements for such joint venture, including any transfers of any equity or ownership interests in any such joint venture to any other joint venturer therein pursuant to the performance or exercise of any rights or obligations to make such transfer under the terms of the agreements governing such joint venture.
     6.13 Use of Proceeds. Borrower shall not use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including to finance Permitted Acquisitions and that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).
7. FINANCIAL COVENANTS.
          Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will:

          (a) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period

1.75:1.00	For the 12 month period ending March 31, 2011 and for each 12 month period ending as of the last day of each fiscal quarter thereafter
          (b) Total Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date

4.00:1.00	March 31, 2011 and as of the last day of each fiscal quarter thereafter
8. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1 If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;
     8.2 If any Loan Party or any of its Subsidiaries:
          (a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.11, 5.13, or 5.16 of this Agreement, (ii) Sections 6.1 through 6.13 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;
          (b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

          (c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;
     8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $15,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
     8.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
     8.5 If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
     8.6 If a Loan Party or any of its Material Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Borrower and its Subsidiaries, taken as a whole;
     8.7 If there is a default in one or more agreements to which a Loan Party or any of its Restricted Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Restricted Subsidiaries’ Indebtedness involving an aggregate amount of $15,000,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Restricted Subsidiary’s obligations thereunder;
     8.8 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
     8.9 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
     8.10 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
     8.11 The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or
     8.12 The occurrence of a Dillard’s Event.
9. RIGHTS AND REMEDIES.
     9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
          (a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;
          (b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and
          (c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.
     9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. WAIVERS; INDEMNIFICATION.
     10.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
     10.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
     10.3 Indemnification.
          (a) Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
          (b) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders, Agent and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11. NOTICES.
          Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona
Attn: General Counsel
Fax No.: (408) 308-3001

with copies to:	COOLEY LLP
101 California Street 5th Floor San Francisco, CA 94111
Attn: Joseph Scherer
Fax No.: (415) 693-2222

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
Attn: Technology Finance Manager
Fax No.: (310) 453-7413

with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: John Francis Hilson, Esq.
          Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment) (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN

DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
          (c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          (d) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     13.1 Assignments and Participations.
          (a) With the prior written consent of Borrower (which consent of Borrower (x) shall not be unreasonably withheld, delayed or conditioned, (y) shall not be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and (z) shall be deemed to have been given unless Borrower provides written notice by written notice to Agent of its objection to such proposed assignment within 5 Business Days after having received notice thereof), and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender, (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000, or (C) an assignment or delegation by any Lender of all of such Lender’s Obligations, Commitments and other rights and obligations hereunder and under the other Loan Documents); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
          (b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Restricted Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
          (f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.
          (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
     13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its

Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.
14. AMENDMENTS; WAIVERS.
     14.1 Amendments and Waivers.
          (a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and also signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
               (i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
               (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
               (iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
               (iv) amend, modify, or eliminate this Section 14.1(a) or any provision of this Agreement providing for consent or other action by all Lenders,
               (v) amend, modify or eliminate Section 15.11,
               (vi) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
               (vii) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,
               (viii) contractually subordinate any of Agent’s Liens,
               (ix) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
               (x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii),
               (xi) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to become an Assignee, or

               (xii) amend, modify, or eliminate the definition of Maximum Revolver Amount (except for any amendment or modification pursuant to Section 2.14).
          (b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,
          (c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,
          (d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,
          (e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iv).
     14.2 Replacement of Certain Lenders.
          (a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
          (b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.
     14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15. AGENT; THE LENDER GROUP.
     15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Restricted Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Restricted Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Restricted Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, the Collections of Borrower and its Restricted Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
     15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.
     15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
     15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
     15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Restricted Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
     15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.
     15.9 Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
     15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers); provided that each Lender agrees that it shall not enter into a

Hedge Agreement with Borrower or any of its Restricted Subsidiaries that, to the actual knowledge of such Lender, is for speculative purposes. It being understood and agreed that in the event that there is a dispute as to whether any Lender has complied with the provisions of the foregoing sentence, the party asserting such violation shall have the burden of proving that such Lender had actual knowledge that the Hedge Agreement it entered into with Borrower or any of its Restricted Subsidiaries was for speculative purposes. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
     15.11 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or any of its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or one of its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Purchase Money Indebtedness permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”.
          (b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
     15.12 Restrictions on Actions by Lenders; Sharing of Payments.
          (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender; provided, however, that if the Commitments have been terminated, the Obligations have been accelerated, and Agent has commenced the exercise of remedies upon a material portion of the Collateral, then such consent of Agent shall not be required. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for (x) any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement or (y) any payments made in the ordinary course of business pursuant to the terms of a Bank Product Agreement until the Commitments have been terminated, the Obligations have been accelerated, and Agent has commenced the exercise of remedies upon a material portion of the Collateral, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

     15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
     15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
     15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
     15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Borrower or any of its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
          (b) is deemed to have requested that, following the receipt by Agent of any reports delivered by a Bank Product Provider to Agent pursuant to the terms of a Bank Product Letter Agreement, Agent send such reports to each Lender (other than the Bank Product Provider that provided such report), and Agent shall so furnish each Lender (other than the Bank Product Provider that provided such report) with such reports,
          (c) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
          (d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower or one of its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,
          (e) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
          (f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying

Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or any of its Subsidiary to Agent that has not been contemporaneously provided by Borrower or any of its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or any of its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or any of its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
     15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16. WITHHOLDING TAXES.
          (a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.
          (b) Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
          (c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
               (i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
               (ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
               (iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
               (iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
               (v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
          (f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
          (g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
          (h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.
17. GENERAL PROVISIONS.
     17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
     17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

     17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right to the extent permitted hereunder, but shall have no obligation, to establish, maintain, relax, or release reserves against Availability in respect of the Bank Product Obligations and that if such reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors. No Bank Product Provider shall enter into a Hedge Agreement with Borrower or any of its Restricted Subsidiaries that, to the actual knowledge of such Bank Product Provider, is for speculative purposes. It being understood and agreed that in the event that there is a dispute as to whether any Lender has complied with the provisions of the foregoing sentence, the party asserting such violation shall have the burden of proving that such Lender had actual knowledge that the Hedge Agreement it entered into with Borrower or any of its Restricted Subsidiaries was for speculative purposes.
     17.6 Debtor-Creditor Relationship. The Agent-Related Persons, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stock holders, or their Affiliates. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights and remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors, or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan party, in connection with such transaction or the process leading thereto.
     17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.9 Confidentiality.
          (a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors, members, partners and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to terms at least as restrictive as those contained in this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document, and (xi) to rating agencies.
          (b) Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Loan Parties and the Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent.
     17.10 Lender Group Expenses. Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent. Borrower agrees that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
     17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
     17.12 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and such Guarantor and other information that will allow such Lender to identify Borrower and such Guarantor in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
     17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
[Signature pages to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

JDA SOFTWARE GROUP, INC., a Delaware corporation, as Borrower

By:	/s/ Michael Burnett
Name: Michael Burnett
Title: Treasurer
[SIGNATURE PAGE TO CREDIT AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender
By:	/s/ Alex Hechler
	Name:	Alex Hechler
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Anna C. Araza
	Name:	Anna C. Araza
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GOLDMAN SACHS BANK USA, as a Lender
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

THE ROYAL BANK OF SCOTLAND plc, as a Lender
By:	/s/ Richard Pho
	Name:	Richard Pho
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
          “Account” means an account (as that term is defined in the Code).
          “Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
          “Acquisition Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.
          “Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.
          “Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
          “Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.
          “Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
          “Affiliate Transaction” has the meaning specified therefor in Section 6.12 of the Agreement.
          “Agent” has the meaning specified therefor in the preamble to the Agreement.
          “Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
          “Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.
          “Agent’s Liens” means the Liens granted by any Loan Party to Agent under the Loan Documents.
          “Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

          “Application Event” means the occurrence at any time of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) any Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
          “Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
          “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
          “Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to Agent.
          “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).
          “Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $50,000,000 minus (b) the aggregate principal amount of increases to the Commitments previously made pursuant to Section 2.14 of the Agreement.
          “Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
          “Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
          “Bank Product Agreements” means those agreements entered into from time to time by a Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
          “Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
          “Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party; provided, however, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 30 days after the date of such request, or (ii) if the applicable Bank Product

Provider is any other Person, (A) the applicable Bank Product (other than the RBS Hedge and any Bank Product provided by JPMorgan Chase Bank, N.A. prior to the date of the Agreement) must have been provided at a time when the Person that provided the Bank Product (or one of its Affiliates) was a Lender and (B) Agent shall have received a Bank Product Provider Letter Agreement within 30 days after the date of the provision of the applicable Bank Product to a Loan Party (other than with respect to the RBS Hedge and any Bank Product provided by JPMorgan Chase Bank, N.A. prior to the date of the Agreement, in which case, Agent shall have received a Bank Product Letter Agreement within 30 days after the Closing Date).
          “Bank Product Provider” means any Person providing any Bank Product pursuant to a Bank Product Agreement that was a Lender or an Affiliate of a Lender on the date hereof or at the time such Bank Product Agreement was executed and delivered by the parties thereto; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to a Loan Party (other than with respect to the RBS Hedge and any Bank Product provided by JPMorgan Chase Bank, N.A. prior to the date of the Agreement, in which case, Agent shall have received a Bank Product Letter Agreement within 30 days after the Closing Date); provided, however, that from and after the date on which a Person who was previously a Lender is no longer a Lender under the Agreement, such Person and its Affiliates will only be a Bank Product Provider with respect to Bank Products provided prior to the date of the Agreement or at a time when such Person or one of its Affiliates was a Lender. For the avoidance of doubt, Bank Product Providers shall only be required to provide one Bank Product Provider Letter Agreement in connection with each Bank Product Agreement (e.g., an ISDA Master Agreement) rather than in connection with each transaction under a Bank Product Agreement.
          “Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.
          “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
          “Base Rate” means the greatest of (a) the Federal Funds Rate plus 1/2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
          “Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.
          “Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Total Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Total Leverage Ratio Calculation”); provided, however, that for the period from the Closing Date through the date Agent receives the Total Leverage Ratio Calculation in respect of the testing period ending June 30, 2011, the Base Rate Margin shall be at the margin in the row styled “Level II”:

Level	Total Leverage Ratio Calculation	Base Rate Margin
I	If the Total Leverage Ratio is less than 1.50:1.00	1.00 percentage points

II	If the Total Leverage Ratio is greater than or equal to 1.50:1.00 and less than 2.50:1.00	1.25 percentage points

III	If the Total Leverage Ratio is greater than or equal to 2.50:1.00	1.50 percentage points
          Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Total Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the Base Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Total Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.
          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
          “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
          “Board of Directors” means:
          (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (b) with respect to a partnership, the board of directors of the general partner of the partnership;
          (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
          (d) with respect to any other Person, the board or committee of such Person serving a similar function.
          “Borrower” has the meaning specified therefor in the preamble to the Agreement.
          “Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
          “Calculation Date” has the meaning specified therefor in the definition of “Fixed Charge Coverage Ratio”.
          “Capitalized Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
          “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
          “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of at least one of the two highest ratings from S&P or Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (i) with respect to any Foreign Subsidiary: (i) currency of the countries in which such Foreign Subsidiary conducts business; (ii) direct obligations of the sovereign nation, or any agency thereof, in which such Foreign Subsidiary is organized and conducting business in or in obligations fully and conditionally guaranteed by such sovereign nation, or any agency thereof; (iii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and (iv) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors which investments or obligors are not rated as provided in such clauses or in clause (iii) above but which are, in the reasonable judgment of Borrower, comparable in investment quality to such investments and obligors, or the direct or indirect parent of such obligors.
          “Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
          “CFC” means a controlled foreign corporation (as that term is defined in the IRC).
          “Change of Control” means the occurrence of any of the following:
          (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
          (b) the adoption of a plan relating to the liquidation or dissolution of Borrower;
          (c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Borrower, measured by voting power rather than number of shares;
          (d) the first day on which a majority of the members of the Board of Directors of Borrower are not Continuing Directors; or
          (e) a “Change of Control” occurs under and as defined in the Senior Notes Indenture.
          “Closing Date” means March 18, 2011.
          “Code” means the California Uniform Commercial Code, as in effect from time to time.
          “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
          “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
          “Commitment” means, with respect to each Lender, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement or pursuant to increases in accordance with the provisions of Section 2.14.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.
          “Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Borrower who:
          (a) was a member of such Board of Directors on the date that is two years prior to the date of determination; or
          (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
          “Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Restricted Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
          “Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.
          “Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.
          “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
          “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the

Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 3 Business Days after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be deemed to be a Defaulting Lender pursuant to the provisions of clause (f)(ii) above of this definition solely as the result of the acquisition or maintenance of an ownership interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof if and so long as such ownership interest does not (x) result in or provide the Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachments on its assets, (y) permit the Lender (or such Governmental Authority or instrumentality), without the consent of Agent, to reject, repudiate, disavow, disaffirm, amend, restate, supplement or otherwise modify such Lender’s obligations under this Agreement, or (z) result in such Governmental Authority or instrumentality having rights, powers or other authority over such Lender that are similar to those provided to a receiver, conservator, trustee or custodian under applicable law, other than rights customarily granted to a holder of Stock of such Lender.
          “Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
          “Deposit Account” means any deposit account (as that term is defined in the Code).
          “Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.
          “Designated Account Bank” has the meaning specified therefor in Schedule D-1.
          “Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by Borrower or any Restricted Subsidiary in connection with a sale or other disposition of assets that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate delivered to Agent, setting forth the basis of such value.
          “Dillard’s Event” [***]
          “Dillard’s Litigation” means that certain litigation matter styled Dillard’s Inc. v. i2 Technologies, Inc., Case No. DC-07-10924, filed in the 191st District Court of the State of Texas, County of Dallas on or about September 13, 2007.

[***]	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

          “Dillard’s Judgment” means the judgment entered against i2 on or about September 30, 2010 in the Dillard’s Litigation, which judgment was appealed by i2 to the Court of Appeals for the Fifth District of Texas on or about December 23, 2010.
          “Dollars” or “$” means United States dollars.
          “Domestic Subsidiary” means any Restricted Subsidiary of Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Borrower.
          “EBITDA” means, with respect to any specified Person for any period, the Net Income of such Person for such period plus, without duplication:
          (a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with a sale or other disposition of assets, to the extent such losses were deducted in computing such Net Income; plus
          (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Net Income; plus
          (c) the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Net Income; plus
          (d) the Transaction Costs for such period, to the extent that such Transaction Costs were deducted in computing such Net Income; plus
          (e) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Net Income; plus
          (f) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Net Income; plus
          (g) any cash costs and expenses incurred by Borrower in connection with the Dillard’s Litigation or the Oracle Litigation (including in connection with the settlement of such litigation) to the extent deducted in computing such Net Income; minus
          (h) non-cash items increasing such Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus
          (i) interest income for such period and any software development costs to the extent capitalized during such period, in each case, on a consolidated basis and determined in accordance with GAAP.

          “Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Restricted Subsidiary of a Loan Party, or any of their respective predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Restricted Subsidiary of a Loan Party, or any of their respective predecessors in interest.
          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Restricted Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
          “Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
          “Equipment” means equipment (as that term is defined in the Code).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or any of its Subsidiaries under IRC Section 414(o).
          “Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
          “Excess” has the meaning specified therefor in Section 2.14(b) of the Agreement.
          “Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Restricted Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrower and its Restricted Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “Excluded Deposit Accounts” has the meaning specified therefor in the Security Agreement.
          “Excluded Security Accounts” has the meaning specified therefor in the Security Agreement.
          “Existing Letters of Credit” means those letters of credit described on Schedule E-1 to the Agreement.
          “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Borrower (unless otherwise provided in this Agreement).
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrower and Agent, in form and substance reasonably satisfactory to Agent.
          “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. With respect to Borrower and its Subsidiaries, in the event that Borrower or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
          In addition, with respect to Borrower and its Subsidiaries, for purposes of calculating the Fixed Charge Coverage Ratio:
          (a) acquisitions that have been made by Borrower or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by Borrower or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings whether or not such Pro Forma Cost Savings comply with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;
          (b) EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
          (c) Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of Borrower or any of its Subsidiaries following the Calculation Date;
          (d) any Person that is a Subsidiary of Borrower on the Calculation Date will be deemed to have been a Subsidiary of Borrower at all times during such four-quarter period;
          (e) any Person that is not a Subsidiary of Borrower on the Calculation Date will be deemed not to have been a Subsidiary of Borrower at any time during such four-quarter period; and
          (f) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations in respect of a Hedge Agreement applicable to such Indebtedness if such obligations in respect of such Hedge Agreement have a remaining term as at the Calculation Date in excess of 12 months).
          “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
          (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations owing under Hedge Agreements in respect of interest rates; plus
          (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
          (c) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus
          (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Stock payable solely in Stock of Borrower (other than Prohibited Preferred Stock) or to Borrower or a Restricted Subsidiary of Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

          “Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
          “Foreign Subsidiary” means any Restricted Subsidiary of Borrower that is not a Domestic Subsidiary.
          “Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrower, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Borrower or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Borrower and its Subsidiaries, the Revolver Usage, the Indebtedness represented by the Senior Notes, and the amount of their Capitalized Lease Obligations.
          “Funding Date” means the date on which a Borrowing occurs.
          “Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
          “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
          “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
          “Guarantors” means (a) each Restricted Subsidiary of Borrower (other than any Immaterial Subsidiary or other Subsidiary that is not required to become a Guarantor pursuant to Section 5.11 of the Agreement), and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.
          “Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.
          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          “Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
          “Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.
          “Hedge Provider” means any Person party to a Hedge Agreement that was a Lender or an Affiliate on the date hereof or at the time such Hedge Agreement was executed and delivered by the parties thereto; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within 30 days after the execution and delivery of such Hedge Agreement with a Loan Party (other than with respect to the RBS Hedge and any Bank Product provided by JPMorgan Chase Bank, N.A. prior to the date of the Agreement, in which case, Agent shall have received a Bank Product Letter Agreement within 30 days after the Closing Date); provided, however, that from and after the date on which a Person who was previously a Lender is no longer a Lender under the Agreement, such Person and its Affiliates will only be a Hedge Provider with respect to Bank Products evidenced by a Hedge Agreement that were provided prior to the date of the Agreement or at a time when such Person or one of its Affiliates was a Lender.
          “Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
          “i2” means i2 Technologies, Inc., a Delaware corporation.
          “IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board, consistently applied.
          “Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of Borrower whose total assets, as of the last day of the most recent trailing 12-month period for which Borrower has delivered financial statements pursuant to Section 5.1 of the Agreement, have a fair market value of less than $250,000 and whose total revenues for the most recent trailing 12-month period for which Borrower has delivered financial statements pursuant to Section 5.1 of the Agreement do not exceed $250,000; provided that a Subsidiary of Borrower will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Borrower.
          “Increase” has the meaning specified therefor in Section 2.14(a) of the Agreement.
          “Increase Date” has the meaning specified therefor in Section 2.14(b) of the Agreement.
          “Increase Joinder” has the meaning specified therefor in Section 2.14(b) of the Agreement.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses, trade payables and time-based licenses), whether or not contingent:
          (a) in respect of borrowed money;

          (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
          (c) in respect of banker’s acceptances;
          (d) representing Capitalized Lease Obligations;
          (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than nine months after such property is acquired or such services are completed;
          (f) representing obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the applicable date of determination);
          if and to the extent any of the preceding items (other than letters of credit, obligations owing under Hedge Agreements or Prohibited Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
          “Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
          “Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
          “Indian Tax Controversies” has the meaning specified therefor in Section 4.20 of the Agreement.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.
          “Inventory” means inventory (as that term is defined in the Code).
          “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, payroll, travel, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Borrower or any Restricted Subsidiary of Borrower sells or otherwise disposes of any Stock of any direct or indirect Restricted Subsidiary of Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Borrower, Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.9 of the Agreement. The acquisition by Borrower or any Restricted Subsidiary of Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 6.9 of the Agreement. Except as otherwise provided in the Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
          “IP Reporting Certificate” means an IP reporting certificate substantially in the form of Exhibit I-1 executed and delivered by the Loan Parties to Agent.
          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
          “Issuing Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.
          “Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
          “Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
          “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Restricted Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Loan Party (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by the Underlying Issuer or incurred by the Issuing Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by the Underlying Issuer or Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder; provided, that, so long as no Event of Default has occurred and is continuing, solely with respect to clause (h) above, such attorney fees shall be limited to one counsel (along with additional local and special counsel as needed and, in the case of an actual or perceived conflict of interest, another firm of counsel for such affected Persons).
          “Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
          “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, members, partners, employees, attorneys, and agents.
          “Lender Substitution Date” has the meaning specified therefor in Section 2.3(g) of the Agreement.
          “Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Lender or a letter of credit (as that term is defined in the Code) issued by Underlying Issuer, as the context requires.
          “Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the

Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and the Issuing Lender, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
          “Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
          “Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
          “LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
          “LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
          “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to the most recent Total Leverage Ratio Calculation; provided, however, that for the period from the Closing Date through the date Agent receives the Total Leverage Ratio Calculation in respect of the testing period ending June 30, 2011, the LIBOR Rate Margin shall be at the margin in the row styled “Level II”:

Level	Total Leverage Ratio Calculation	LIBOR Rate Margin
I	If the Total Leverage Ratio is less than 1.50:1.00	2.00 percentage points

II	If the Total Leverage Ratio is greater than or equal to 1.50:1.00 and less than 2.50:1.00	2.25 percentage points

Level	Total Leverage Ratio Calculation	LIBOR Rate Margin
III	If the Total Leverage Ratio is greater than or equal to 2.50:1.00	2.50 percentage points
          Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Total Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Total Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.
          “License” means any permit or registration required by any Governmental Authority to conduct business.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
          “Liquidity Requirement” has the meaning specified therefor in Section 5.16 of the Agreement.
          “Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
          “Loan Documents” means the Agreement, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the IP Reporting Certificate, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application or letter of credit agreement entered into by Borrower in connection with the Agreement, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement; provided, however, that in no event shall any Bank Product Agreement be deemed to be a Loan Document.
          “Loan Party” means Borrower or any Guarantor.

          “Major Acquisitions” has the meaning specified therefor in the definition of “Permitted Acquisition”.
          “Manugistics” means Manugistics, Inc., a Delaware corporation.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Restricted Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or any of its Restricted Subsidiaries.
          “Material Contract” means any agreement that would be a “material contract” as defined in 601(b)(11) of Regulation S-K, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.
          “Material Subsidiary” means, as of any date of determination, any Subsidiary of Borrower that is not an Immaterial Subsidiary.
          “Maturity Date” means September 15, 2014; provided that if (a) the maturity date of the Senior Notes is extended to a date that is on or after 90 days after the date that is 5 years from the Closing Date, (b) all of the Senior Notes are refinanced or replaced as permitted under the Agreement and the maturity date of all the notes that refinance or replace all of the Senior Notes is on or after 90 days after the date that is 5 years from the Closing Date, or (c) all of the Senior Notes are converted into equity of Borrower, then “Maturity Date” shall mean the date that is 5 years after the Closing Date.
          “Maximum Revolver Amount” means $100,000,000, decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement or increased in accordance with Section 2.14.
          “Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
          “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or one of its Restricted Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
          “Net Cash Proceeds” means, with respect to any sale or other disposition by Borrower or any of its Restricted Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Restricted Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Restricted Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Borrower or such Restricted Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction
          “Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
          (a) all gains or losses realized in connection with any sale or other disposition of assets or securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;
          (b) the net income (but not loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a d Subsidiary of the Person;
          (c) the net income (but not loss) of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;
          (d) the cumulative effect of a change in accounting principles will be excluded; and
          (e) non-cash gains and losses attributable to movement in the mark-to-market valuation of obligations owing under Hedge Agreements pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.
          “Non-Recourse Debt” means Indebtedness:
          (a) as to which neither Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; and
          (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder or holders of any other Indebtedness (other than the Indebtedness evidenced by the Senior Notes or the Obligations) of Borrower or any Restricted Subsidiary in an aggregate principal amount of $25,000,000 or more to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
          “Obligations” means (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
          “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
          “Officers’ Certificate” means a certificate signed on behalf of a Loan Party or one of its Restricted Subsidiaries by two officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which includes the following:
          (a) a statement that the Person making such certificate has read the covenant or condition to which it relates;
          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;
          (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the covenant or condition to which it relates has been satisfied; and
          (d) a statement as to whether or not, in the opinion of such Person, the condition or covenant to which it relates has been satisfied.
          “Oracle Litigation” means, collectively, Case No. 6:09-cv-194-LED, filed in the United States District Court for the Easter District of Texas, Tyler Division on or about April 29, 2009, and related Case No. 6:10-cv-00284-LED.
          “Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
          “Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.
          “Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
          “Patent Security Agreement” has the meaning specified therefor in the Security Agreement.
          “Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.
          “Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

          “Permitted Acquisition” means any Acquisition so long as:
          (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;
          (b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Restricted Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Restricted Subsidiaries as a result of such Acquisition other than Permitted Liens;
          (c) if, but only if, the cash and Indebtedness portion of the purchase price consideration for the proposed Acquisition is, in the aggregate, an amount greater than $75,000,000 (such Acquisitions, “Major Acquisitions”), Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries are projected to be in compliance with Section 5.16 and the financial covenants set forth in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition;
          (d) for each Major Acquisition, Borrower has provided Agent with forecasted balance sheets, profit and loss statements, and cash flow statements of the target, all prepared on a basis consistent with such target’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis);
          (e) Borrower has provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition;
          (f) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Restricted Subsidiaries’ total assets), or the target, are useful in or engaged in, as applicable, the business of Borrower and its Restricted Subsidiaries or a business reasonably related, complementary, or ancillary thereto; and
          (g) the subject assets or stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have provided such documents and instruments as requested by Agent to perfect Agent’s security interest therein; provided that only 65% of the Stock of (or other ownership interests in) CFCs, and no Stock of (or other ownership interests in) any subsidiary of any CFC, will be required to be pledged if the pledge of a greater percentage could reasonably be expected to (i) result in adverse tax consequences to Borrower or its Restricted Subsidiaries, or (ii) create a burden to Borrower and its Restricted Subsidiaries that substantially exceeds the benefit to Agent and Lenders, as determined by Agent in its reasonable discretion.

          “Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, or reasonable extensions of, any of the businesses in which Borrower or any of its Subsidiaries are engaged as of the Closing Date.
          “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
          “Permitted Disposition” means:
          (a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any single sale or disposition or series of related sales or dispositions that involves assets (other than (i) Accounts, (ii) intellectual property (excluding intellectual property (other than the Required Library) that is part of tangible assets included in the sale or disposition of assets not primarily intellectual property), or (iii) Stock of Restricted Subsidiaries of Borrower that are Material Subsidiaries) having a Fair Market Value of less than $10,000,000;
          (b) a transfer of assets between or among Borrower and its wholly owned Restricted Subsidiaries that are Loan Parties;
          (c) an issuance or sale of Stock by a Restricted Subsidiary of Borrower to Borrower or to a wholly owned Restricted Subsidiary of Borrower;
          (d) an issuance or sale of Stock (other than Prohibited Preferred Stock) of Borrower;
          (e) the sale, lease, sublease or other transfer of products or services in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets (other than Accounts or intellectual property) in the ordinary course of business;
          (f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
          (g) the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Borrower, no longer economically desirable in the conduct of the business of Borrower and its Restricted Subsidiaries taken as whole and so long as such abandonment or disposition is not materially adverse to the interests of the Lenders;
          (h) (i) non-exclusive licenses and sublicenses granted by Borrower or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business, or (ii) exclusive licenses and sublicenses granted by Borrower or any of its Restricted Subsidiaries of software or intellectual property to customers for a limited duration and solely with respect to custom modifications or new standard software not previously generally marketed by Borrower or any of its Restricted Subsidiaries (and not for standard software applications previously generally marketed by Borrower or any of its Restricted Subsidiaries) in the ordinary course of business;
          (i) the granting of Liens not prohibited by Section 6.2 of the Agreement;
          (j) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents;
          (k) a Restricted Payment that does not violate Section 6.9 of the Agreement;

          (l) any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; and
          (m) sales or other dispositions of assets (other than (i) Accounts, (ii) intellectual property (other than Accounts, intellectual property (excluding intellectual property (other than the Required Library) that is part of tangible assets included in the sale or disposition of assets not primarily intellectual property), or (iii) Stock of Restricted Subsidiaries of Borrower that are Material Subsidiaries) not otherwise permitted pursuant to clauses (a) through (l) above so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom; (B) the applicable Loan Party (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the sale or other disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such sale or other disposition) of the assets sold or disposed of; (C) such transaction is not prohibited by the Senior Notes Indenture; and (D) at least 75% of the consideration received in the sale or other disposition by such Loan Party or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash: (1) any liabilities of Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets; (2) any securities, notes or other obligations received by Borrower or any such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into Cash Equivalents within 180 days after the consummation of such sale or other disposition, to the extent of the Cash Equivalents received in that conversion; and (3) any Designated Noncash Consideration received by Borrower or any Restricted Subsidiary in such sale or other disposition having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at the time outstanding, not to exceed $25,000,000 at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.
          “Permitted Indebtedness” means:
          (a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
          (b) without duplication of the Indebtedness addressed in clauses (g) and (r) of this definition of Permitted Indebtedness (and specifically excluding from inclusion pursuant to this clause (b) Indebtedness referenced in Schedule 4.19 that is already subject to any limitation or other condition pursuant to clause (g) or (r) of this definition of Permitted Indebtedness), Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,
          (c) Purchase Money Indebtedness incurred after the Closing Date and mortgage financings in respect of Real Property in an aggregate principal amount outstanding at any one time not in excess of the greater of $25,000,000 and 2.5% of Total Assets, and any Refinancing Indebtedness in respect of any such Indebtedness,
          (d) the incurrence of Acquisition Debt by Borrower or a Restricted Subsidiary in connection with a Permitted Acquisition; provided that (i) such Acquisition Debt is not incurred in connection with, or in contemplation of, such Permitted Acquisition, (ii) such Acquisition Debt is permitted under the Senior Notes Indenture, and (iii) Acquisition Debt shall not exceed $10,000,000 for any single Permitted Acquisition and shall not be in excess of $30,000,000 at any one time outstanding;

          (e) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Restricted Subsidiaries’ operations and not for speculative purposes,
          (f) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,
          (g) the incurrence by Borrower and Guarantors of unsecured Indebtedness represented by the Senior Notes and the related guarantees issued on the date of the Senior Notes Indenture in an aggregate principal amount not to exceed $275,000,000 outstanding at any one time and any Refinancing Indebtedness in respect of such Indebtedness,
          (h) the incurrence by Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Borrower and any of its Restricted Subsidiaries; provided that: (i) if any Loan Party is the obligor on such Indebtedness and the payee is not a Loan Party, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all the Obligations; and (ii) (A) any subsequent issuance or transfer of Stock that results in any such Indebtedness being held by a Person other than Borrower or a Restricted Subsidiary of Borrower and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Borrower or a Restricted Subsidiary of Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (h);
          (i) the guarantee by Borrower or any Restricted Subsidiary of Indebtedness of Borrower or a Restricted Subsidiary to the extent that the guaranteed Indebtedness was Permitted Indebtedness; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being guaranteed;
          (j) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, performance and surety bonds and similar obligations in the ordinary course of business, including the supersedeas bond in connection with the Dillard’s Judgment, together with all reimbursement obligations in connection therewith;
          (k) the incurrence by Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;
          (l) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (l), including all permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (l), not to exceed $25,000,000 (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) and any Refinancing Indebtedness in respect of such Indebtedness;
          (m) the incurrence of Indebtedness arising from agreements of Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary permitted by the Agreement;
          (n) Indebtedness composing Permitted Investments;
          (o) the incurrence by Borrower or any of Restricted Subsidiaries of unsecured Indebtedness not otherwise permitted in clauses (a) through (n) above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (o), not to exceed (i) if the Resolution of the Dillard’s Litigation has not occurred, $50,000,000, or (ii) if the Resolution of the Dillard’s Litigation has occurred $100,000,000, and any Refinancing Indebtedness in respect of such Indebtedness; provided that any Indebtedness incurred pursuant to this clause (o) is permitted to be incurred under the Senior Notes Indenture;
          (p) the incurrence by Borrower or any of its Restricted Subsidiaries of secured Indebtedness not otherwise permitted in clauses (a) through (o) above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (p), not to exceed $5,000,000 and any Refinancing Indebtedness in respect of such Indebtedness; and
          (r) the Existing Letters of Credit and any Refinancing Indebtedness in respect of such Indebtedness.
          For purposes of determining compliance with Section 6.1 of the Agreement, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (r) above, Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with Section 6.1 of the Agreement. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends on preferred stock or Prohibited Preferred Stock in the form of additional shares of the same class of preferred stock or Prohibited Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Prohibited Preferred Stock for purposes of Section 6.1 of the Agreement; provided, in each such case, that the amount thereof is included in Fixed Charges of Borrower as accrued. For purposes of determining compliance with any United States Dollar-denominated restriction on the incurrence of Indebtedness, the United States Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this definition of “Permitted Indebtedness”, the maximum amount of Indebtedness that Borrower or any Restricted Subsidiary may incur pursuant to this definition of “Permitted Indebtedness” shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
          The amount of any Indebtedness outstanding as of any date will be:
          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
          (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)	the Fair Market Value of such assets at the date of determination; and

(B)	the amount of the Indebtedness of the other Person.
          “Permitted Investments” means:
          (a) any Investment in Borrower or in a Restricted Subsidiary of Borrower;
          (b) any Investment in cash or Cash Equivalents;
          (c) any Investment made as a result of the receipt of non-cash consideration from a sale or disposition that was made in compliance with Section 6.4 of the Agreement;
          (d) any Investment made solely in exchange for the issuance of Stock (other than Prohibited Preferred Stock) of Borrower;
          (e) any Investments received in compromise or resolution of (i) obligations that were incurred in the ordinary course of business of Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (ii) litigation, arbitration or other disputes;
          (f) loans or advances to employees made in the ordinary course of business of Borrower or any Restricted Subsidiary of Borrower in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;
          (g) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (e) of the definition of Permitted Indebtedness,
          (h) any guarantee of Indebtedness permitted to be incurred by Section 6.1 of the Agreement other than a guarantee of Indebtedness of an Affiliate of Borrower that is not a Restricted Subsidiary of Borrower;
          (i) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 and any Investment consisting of an amendment, restatement, supplement, refunding, replacement, refinancing, extension, modification, renewal or exchange of any such Investment; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under the Agreement;
          (j) Permitted Acquisitions;
          (k) Investments acquired after the date of this Agreement as a result of the acquisition by Borrower or any Restricted Subsidiary of Borrower of another Person, including by way of a merger, amalgamation or consolidation with or into Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.3 of the Agreement to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

          (l) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made after the Closing Date pursuant to this clause (l) that are at the time outstanding not to exceed the greater of $25,000,000 and 2.5% of Total Assets (taking into account any return on such Investments by reducing the amount of such Investments deemed outstanding hereunder);
          (m) Investments in Permitted Joint Ventures that are at the time outstanding not to exceed (i) if the Resolution of the Dillard’s Litigation has not occurred, $10,000,000, and (ii) if the Resolution of the Dillard’s Litigation has occurred, the greater of $25,000,000 and 2.5% of Total Assets (taking into account any return on such Investments by reducing the amount of such Investments deemed outstanding hereunder);
          (n) receivables owing to Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as Borrower or such Restricted Subsidiary deems reasonable under the circumstances;
          (o) Investments arising from the cashless exercise by employees of Borrower or any Restricted Subsidiary of rights, options or warrants to purchase Stock of Borrower;
          (p) lease, utility and similar deposits made in the ordinary course of business; and
          (q) Investments representing amounts held for employees of Borrower or any Restricted Subsidiary under deferred compensation plans in the ordinary course of business.
          “Permitted Joint Venture” means any entity characterized as a joint venture, however structured, engaged in a Permitted Business in which Borrower or any Restricted Subsidiary has an ownership interest; provided that such joint venture is not a Subsidiary of Borrower.
          “Permitted Liens” means
          (a) Liens granted to, or for the benefit of, Agent to secure the Obligations,
          (b) Liens in favor of Borrower or any Restricted Subsidiary;
          (c) Liens assumed by Borrower or its Restricted Subsidiaries in connection with a Permitted Acquisition that secure Acquisition Debt permitted pursuant to clause (d) of the definition of “Permitted Indebtedness”;
          (d) Liens to secure the performance of statutory or regulatory obligations, insurance, surety or appeal bonds, workers compensation, unemployment insurance, social security or similar obligations, performance bonds, deposits to secure the performance of tenders, bids, trade contracts, government contracts, import duties, payment of rent, performance, letters of credit and return-of-money bonds, leases or licenses or other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, including the supersedeas bond in connection with the Dillard’s Judgment, together with all reimbursement obligations in connection therewith;
          (e) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

          (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent, that are not subject to penalties or interest for non-payment or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
          (g) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’ or similar Liens, in each case, incurred in the ordinary course of business, not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;
          (h) minor deficiencies in title, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that (i) do not in the aggregate materially adversely affect the value of said properties or (ii) do not materially impair their use in the operation of Borrower and its Restricted Subsidiaries taken as a whole;
          (i) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
          (j) Liens on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of “Permitted Indebtedness”;
          (k) the filing of Uniform Commercial Code financing statements as a precautionary measure in connection with leases;
          (l) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
          (m) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement; provided that in no event shall a judgment Lien arising as a result of any judgment entered in the Dillard’s Litigation be a Permitted Lien;
          (n) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;
          (o) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business;
          (p) non-exclusive licenses and sublicenses granted by Borrower or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business and exclusive licenses and sublicenses granted by Borrower or any of its Restricted Subsidiaries of software or intellectual property to customers for a limited duration and solely with respect to custom modifications or new standard software not previously generally marketed by Borrower or any of its Restricted Subsidiaries (and not for standard software applications previously generally marketed by Borrower or any of its Restricted Subsidiaries) in the ordinary course of business;

          (q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
          (r) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000;
          (s) Liens on cash or Cash Equivalents securing Indebtedness permitted pursuant to clause (e) of the definition of Permitted Indebtedness to the extent that a Hedge Provider is no longer a Lender; provided that the aggregate amount of all such Indebtedness secured thereby does not exceed $5,000,000;
          (t) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to clause (l) of the definition of “Permitted Indebtedness”;
          (u) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Purchase Money Indebtedness permitted pursuant to clause (c) of the definition of “Permitted Indebtedness” and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
          (v) Liens on Real Property securing mortgage financings;
          (w) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;
          (x) leases or subleases granted in the ordinary course to third Persons not materially interfering with the business of Borrower and its Restricted Subsidiaries taken as a whole; and
          (y) Liens on cash or Cash Equivalents securing Indebtedness permitted pursuant to clause (r) of the definition of “Permitted Indebtedness”.
          “Permitted Protest” means the right of Borrower or any of its Restricted Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Restricted Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Restricted Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14(d) of the Agreement.

          “Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
          “Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14(d) of the Agreement.
          “Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (a) were directly attributable to an acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as then in effect, (b) were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business, or (c) relate to the business that is the subject of any such acquisition and that Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (a), (b), and (c), are described, as provided below in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to Agent from Borrower’s chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (c) above, such savings have been determined to be probable.
          “Prohibited Preferred Stock” means any Preferred Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Preferred Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, any Preferred Stock that would constitute Prohibited Preferred Stock solely because the holders of the Preferred Stock have the right to require Borrower to repurchase such Preferred Stock upon the occurrence of a change of control or an asset sale will not constitute Prohibited Preferred Stock if the terms of such Preferred Stock provide that Borrower may not repurchase or redeem any such Preferred Stock pursuant to such provisions unless such repurchase or redemption complies with the Agreement. The amount of Prohibited Preferred Stock deemed to be outstanding at any time for purposes of the Agreement will be the maximum amount that Borrower may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Prohibited Preferred Stock, exclusive of accrued dividends.
          “Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          “Pro Rata Share” means, as of any date of determination:
          (a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,
          (b) with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero, and
          (c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.
          “Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
          “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
          “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of any Loan Party that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
          “Qualifying Stock” means Stock of Borrower other than (a) Prohibited Preferred Stock and (b) Stock sold in an offering prior to the third anniversary of the date of the Senior Notes Indenture that are eligible to be used to support an optional redemption of the Senior Notes pursuant to Section 3.07 of the Senior Notes Indenture.
          “RBS Hedge” means that certain ISDA Master Agreement dated as of December 3, 2010 by and between Borrower and The Royal Bank of Scotland plc.
          “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or any of its Restricted Subsidiaries and the improvements thereto.

          “Real Property Collateral” means any fee interest in Real Property hereafter acquired by any Loan Party with a Fair Market Value of $5,000,000 or more.
          “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
          “Refinancing Indebtedness” means refinancings, renewals, extensions, refundings, replacements, defeasances or discharges of Indebtedness so long as:
          (a) such refinancings, renewals, extensions, refundings, replacements defeasances or discharges do not result in an increase in the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, renewed, extended, refunded, replaced, defeased or discharged other than by the amount of interest accrued, premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
          (b) such refinancings, renewals, extensions, refundings, replacements, defeasances or discharges do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended,
          (c) if the Indebtedness that is refinanced, renewed, extended, refunded, replacements, defeased or discharged was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, extension, refunding, replacement, defeasance or discharge must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, extended, refunded, replacements, defeased or discharged Indebtedness, and
          (d) the Indebtedness that is refinanced, renewed, extended, refunded, replaced, defeased or discharged is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, extended, refunded, replaced, defeased or discharged.
          “Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
          “Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
          “Report” has the meaning specified therefor in Section 15.16 of the Agreement.
          “Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $25,000,000.

          “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.
          “Required Library” has the meaning specified therefor in the Security Agreement.
          “Resolution of the Dillard’s Litigation” means the first to occur of (a), (b), (c), or (d): (a) the Dillard’s Judgment is satisfied in full and released, (b) the Dillard’s Judgment is vacated by a court of competent jurisdiction and the Dillard’s Litigation is dismissed with prejudice and no further appeals are possible, (c) the Dillard’s Judgment is reversed by a court of competent jurisdiction and a take-nothing judgment is rendered by a court of competent jurisdiction in favor of i2 and no further appeals are possible, or (d) the Dillard’s Judgment is reduced or modified in whole by a court of competent jurisdiction to an award of less than $25,000,000 in the aggregate in damages against i2 and such judgment has been satisfied in full and released.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Payment” has the meaning specified therefor in Section 6.9(e) of the Agreement.
          “Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.
          “Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
          “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
          “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
          “S&P” has the meaning specified therefor in the definition of Cash Equivalents.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.
          “Securities Account” means a securities account (as that term is defined in the Code).
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Guarantors to Agent.
          “Senior Notes” means the 8.00% Senior Notes due December 10, 2014 issued pursuant to the Senior Notes Indenture.
          “Senior Notes Closing Date” means December 10, 2009.

          “Senior Notes Indenture” means the Indenture dated as of December 10, 2009 by and among Borrower, as Issuer, the Subsidiaries of Borrower that are Guarantors party thereto, and U.S. Bank National Association, as Trustee.
          “Senior Notes Documents” means the Senior Notes Indenture, the Senior Notes, and the agreements, documents and instruments executed in connection therewith.
          “Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
          “Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
          “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
          “Swing Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
          “Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
          “Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the

Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.
          “Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
          “Total Assets” means the total assets of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of Borrower and its Subsidiaries.
          “Total Leverage Ratio” means, as of any date of determination the result of (a) the amount of Borrower’s Funded Indebtedness as of such date, to (b) Borrower’s EBITDA for the 12 month period ended as of such date.
          “Total Leverage Ratio Calculation” has the meaning specified therefor in the definition of “Base Rate Margin”.
          “Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.
          “Transaction Costs” means costs and fees incurred by Borrower pursuant to (a) any acquisition of (i) all or substantially all of the assets of a Person or line of business, division or business unit within the Permitted Business, or (ii) any other Permitted Business assets, in each case however consummated, if the acquisition does not violate Section 6.3 of the Agreement, or (b) any sale or other disposition of assets if such sale or other disposition does not violate Section 6.4 of the Agreement.
          “Underlying Issuer” means Wells Fargo or one of its Affiliates.
          “Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.
          “United States” means the United States of America.
          “Unrestricted Subsidiary” means any Subsidiary of Borrower that is designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in compliance with Section 3.7 of the Agreement, but only to the extent that such Subsidiary:
          (a) has no Indebtedness other than Non-Recourse Debt;
          (b) except as permitted by Section 6.12 of the Agreement, is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary of Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Borrower;
          (c) is a Person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Stock or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

          (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries; provided that Borrower and its Restricted Subsidiaries may guarantee the performance of Unrestricted Subsidiaries in the ordinary course of business except for guarantees of Indebtedness; and
          (e) does not own any intellectual property that is material to the business of Borrower or any of its Restricted Subsidiaries or Borrower and its Restricted Subsidiaries taken as a whole or that is part of the Required Library.
          “Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the most recent Total Leverage Ratio Calculation; provided, however, that for the period from the Closing Date through the date Agent receives the Total Leverage Ratio Calculation in respect of the testing period ending June 30, 2011, the LIBOR Rate Margin shall be at the margin in the row styled “Level II”:

Level	Total Leverage Ratio Calculation	Unused Line Fee Percentage
I	If the Total Leverage Ratio is less than 1.50:1.00	0.35%

II	If the Total Leverage Ratio is greater than or equal to 1.50:1.00 and less than 2.50:1.00	0.45%

III	If the Total Leverage Ratio is greater than or equal to 2.50:1.00	0.50%
          Except as set forth in the foregoing proviso, the Unused Line Fee Percentage shall be based upon the most recent Total Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Unused Line Fee Percentage shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Total Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that if Borrower fails to provide such certification when such certification is due, the Unused Line Fee Percentage shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Unused Line Fee Percentage shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Total Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Unused Line Fee Percentage for any period (a “Unused Line Fee Period”) than the Unused Line Fee Percentage actually applied for such Unused Line Fee Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Unused Line Fee Period, (ii) the Unused Line Fee Percentage shall be determined as if the correct Unused Line Fee Percentage (as set forth in the table above) were applicable for such Unused Line Fee Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional fees as a result of such increased Unused Line Fee Percentage for such Unused Line Fee Period.
          “Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

          “Voting Stock” of any specified Person as of any date means the Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
          “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
          “WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.